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                                                                      Exhibit 21





                                         State of
              Subsidiary              Incorporation
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
Car Care, Inc.                          Delaware
Care Investment, Inc.                   Delaware
Colonial Full Service Car Wash, Inc.    Texas
CRCD, Inc.                              Texas
Eager Beaver Car Wash, Inc.             Florida
F.E.D. Properties, Inc.                 New York
50's Classic Car Wash of Lubbock, Inc.  Texas
Innovative Control Systems, Inc.        Pennsylvania
Mace Car Wash - Arizona, Inc.           Arizona
Mace Car Wash, Inc.                     Delaware
Mace Security Centers, Inc.             Colorado
Mace Trademark Corp.                    Delaware
Mace Truck Wash, Inc.                   Delaware
Mace Wash, Inc.                         Delaware
MSP Retail, Inc.                        Colorado
Worth Manufacturing, Inc.               Texas

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